Exhibit 99.7

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

J.CREW

Moderator: Jim Scully

November 23, 2010

11:00 a.m. ET

Operator:	Good morning, and welcome to the J.Crew conference call.

At this time, I would like to turn the call over to Jim Scully, Chief Financial Officer. Go ahead, sir.

Jim Scully:	Thank you, and good morning. I’d like to welcome you to our listen-only conference call to review third quarter results and the transaction we announced this morning.

I would like to begin by reminding you of the company’s safe harbor language, which I am sure you are familiar with. The statements contained in this conference call, which are not historical fact, maybe be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, all of which are described in the company’s filings with the SEC.

And now, I’d like to turn over the call to our Chairman and CEO Millard Drexler.

Millard Drexler:	Good morning. Before we review our third quarter results, I want to spend a few minutes talking about today’s announcement that J.Crew has agreed to be acquired by two private investment firms, TPG Capital and Leonard Green & Partners.

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

As you probably saw in this morning’s release, under the terms of the agreement, holders of the outstanding common shares of J.Crew will receive $43.50 per share in cash, or a total of approximately $3 billion. Our board concluded, at the recommendation of a special committee formed to evaluate the proposal, that this was a highly compelling offer that will provide J.Crew shareholders with substantial and immediate value for their shares.

As part of this transaction, I will continue as Chairman and CEO of J.Crew and will remain a significant shareholder. I’m looking forward to partnering with TPG Capital and Leonard Green & Partners. This transaction is a clear endorsement of J.Crew and the hard work and dedication of all of our associates.

In a few minutes, Jim will provide some more specifics on the transaction, but first, I’d like to provide a high-level review of our third quarter results.

In the third quarter, our revenues increased 4 percent with our comp sales down 1 percent and direct sales increasing 12 percent. Our operating income totaled $64 million, a 15 percent decline versus last year. Needless to say, we are disappointed with our third quarter results and our fourth quarter outlook. While we are seeing strength from our men’s Crewcuts, accessories, factory and Madewell businesses, the softness has been primarily isolated to our women’s retail and direct business.

In the short term, we are taking aggressive actions to move through our inventory as efficiently as possible, which is reflected in our updated outlook. While we work through this short-term hurdle, and we believe it is short-term, we remain focused on our long-term strategy and will not compromise the integrity of our products or our customer service.

We continue to see opportunity to capitalize on all the hard work and investment we have made in our quality, style and design across all of our businesses. In our J.Crew store business, we have seen key momentum in key businesses that hold large potential for further square footage growth. These

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

include our men’s business – we had a strong quarter with the opening of 1040 Madison in late August and Copley Place in late September. Across the company, our men’s business is gaining momentum with our customers.

Our wedding and collection store at 769 Madison has been a great showcase for the category, and we are learning, changing, creating every day and see this as a long-term rollout opportunity in key markets.

We are also seeing really healthy growth in our Crewcuts business, both in stores and online. Our customer is file is growing dramatically, and we still see a lot of opportunity in key markets to open additional (inaudible).

On the direct side, we launched Factory.com in September, weekends only. And while we are still in the testing phase, we are pleased with the performance.

As you know, we also launched Madewell.com in late May. We have expanded our online assortment, and it’s exciting to see the impact the Web site is having on our store business.

We are track with international online to add selected key countries in the first half of next year, which will include enhanced capabilities to offer shipping and an improved customer experience.

Our factory store business continues to be highly productive for us, and we have plans to accelerate our growth through a combination of new units, both J.Crew and Crewcuts factory, and expansion in the existing centers. And Madewell store openings keep getting stronger. We opened our 20th store last week in Georgetown and opened in Easton, Ohio, in late October.

We continue to actively pursue new store opportunities in key markets, and we will add 10 to 15 Madewell units next year. While we have taken the necessary steps to address our short-term hurdles, the team is focused and moving forward in doing what we do every day, focusing on our products, our style, design and quality.

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

With that, I’ll turn it over to Jim to provide more information on our third quarter results and on the transaction we announced this morning.

Jim Scully:	Thanks, Mickey.

To continue on with the quarter in more detail, total revenues increased 4 percent in the third quarter to $429 million. Our store sales increased 1 percent to $303 million. This was driven by a 2 percent increase in net square footage, partially offset by a 1 percent decline in comp store sales. In addition, direct sales increased 12 percent, which includes both our J.Crew and Madewell direct businesses.

Gross profit for the third quarter was $187 million, with our gross profit margin declining 490 basis points to 43.5 percent. The decline in gross profit margin reflected 440 basis points in merchandise margin deterioration coupled with 50 basis points of buying and occupancy deleverage.

The merchandise margin deterioration was greater than expected, resulting from (entry) in the third quarter with inventory up 12 percent over last year, which included approximately two to three points due to an acceleration of our additional fall deliveries, and what was not anticipated was our aggressive promotional posture as a result of the customer response to our women’s assortment, as Mickey discussed.

SG&A expenses for the third quarter decreased 2 percent to $123 million, resulting in 170 basis points of leverage with the rate declining to 28.5 percent.

The third quarter included a decrease of approximately $10 million related to share-based and incentive compensation expense compared to the third quarter of last year. If you were to exclude share-based and incentive compensation from both this year and last year, we experienced 80 basis points of deleverage.

Operating income decreased to $64 million from $75 million last year. Our gross margin decline, partially offset by our SG&A leverage, drove our operating margin to 14.9 percent. The third quarter includes approximately $1 million in losses associated with our Madewell business versus approximately $3 million in losses last year.

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

Net interest expense for the third quarter totaled $2 million, compared to net interest expense of $1 million in the third quarter of last year. This year’s net interest expense included a $1.4 million non-cash charge for the write-off of deferred financing costs associated with our voluntary prepayment of the remaining $49.2 million on our term loan in August.

Our effective tax rate for the third quarter was approximately 39 percent as compared to 41 percent in the third quarter of last year. The lower tax rate was primarily the result of the resolution of certain discrete tax items.

Net income for the quarter was $38 million, or 58 cents per diluted share, compared to net income of $44 million, or 57 cents per diluted share, in the third quarter last year.

Turning to key balance sheet highlights, cash and cash equivalents were $312 million at the end of the third quarter, compared to $247 million at the end of the third quarter last year.

We ended Q3 with no debt. During the last 12 months, we have paid down approximately $100 million of debt including the payoff of our remaining term loan in August.

Inventories at the end of the third quarter were $261 million, representing a 17 percent increase versus last year and over 14 percent on a per-square-foot basis. As I mentioned during our second quarter call, we expected our inventory to sit higher than our sales guidance at the end of the third quarter, driven by a shift forward in the timing of our holiday deliveries by approximately one week and our more conservative approach to the back half.

The shift forward of holiday, coupled with a ramp-up of investment in Factory.com inventory, drove approximately 8 percent of our inventory increase relative to last year. We expect total inventory to increase in the mid-teens versus last year at the end of the fourth quarter and approximately 10 percent excluding a partial pull forward of our spring deliveries.

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

Our fourth quarter guidance contemplates fall and holiday inventory levels comparable to our last year by the end of the quarter. We expect inventory to be in line with our expected sales trends at the end of the first quarter. Capital expenditures for the third quarter were $20 million.

Turning to our outlook, based on our third quarter performance and the trends of our business, we are now lowering our full year outlook. For fiscal year 2010, we expect diluted earnings per share in the range of $2.08 to $2.13, which compares to $1.91 for fiscal 2009. This annual earnings guidance reflects comp store sales growth in the mid-single digits, direct sales growth in the low to mid-teens, operating margin approximately flat to 30 basis points of expansion. We expect SG&A per square foot will increase in the low to mid-single digits versus 2009 based on our current sales estimates.

The full year also reflects an effective tax rate of approximately 40 percent; approximately 66 million diluted shares outstanding, which compares to (55) million shares in fiscal 2009; capital expenditures of approximately $55 million, which includes 15 new stores with annual net square footage growth of approximately 3 percent; and approximately $10 million in losses associated with Madewell versus our previous expectations of a loss of $13 million.

For the fourth quarter, we expect diluted earnings per share in the range of 30 cents to 35 cents, which compares to 61 cents in the fourth quarter of fiscal 2009. Our fourth quarter outlook reflects comp store sales in the negative low single digits, direct sales growth in the positive high single digits and a gross margin decrease of approximately 600 to 700 basis points as compared to the fourth quarter of 2009.

This decline is higher than the decline we experienced in the third quarter, because our sales guidance for the fourth quarter reflects a more conservative top-line trend, and we anticipate increased promotional activity during the holiday selling period.

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

The fourth quarter also assumes approximately 66 million average diluted shares outstanding, which compares to (66 shares) in the fourth quarter of 2009.

Finally, we are all hearing a lot about product cost pressures for 2011 and wanted to give you some more color. We are seeing cost pressure primarily in raw materials and wages. Our number-one priority is, as always, to protect the quality of our goods while maximizing our flexibility, ensuring timely delivery as well as negotiating price.

We are seeing low single-digit cost pressure in the front half of 2011, and we expect mid-single digits in the back half, though we have not completed our fall and holiday 2011 purchases. We have moved quickly wherever possible to work with our vendor partners on pricing and see opportunities on supply chain to mitigate some of the cost pressure.

The concludes my review of the third quarter, however, before we wrap up, I’d like to provide a few more details on the transaction that Mickey outlined for you.

To begin, a few words on process. As we noted in the release, our special committee of the J.Crew board of directors, comprised of four independent directors, negotiated the transaction and recommended it to the full board. The special committee was advised by independent financial and legal advisors.

After a thorough assessment, the board concluded that this transaction is the best way to maximize value for shareholders, who will receive a significant premium for their shares.

Also, as we announced, the special committee negotiated a robust go-shop provision that enables it to solicit, review or evaluate and enter into negotiations with respect to the alternative proposals through January 15, 2011. This extends beyond the holiday season, which, as you know, is a critical time for retailers like J.Crew. And, as you know, there’s no assurance the go-shop provision will result in a higher offer.

J.CREW

Moderator: Jim Scully

11-23-10/11:00 a.m. ET

Confirmation # 27737604

With respect to next steps and timing, J.Crew will file a proxy statement with the SEC which will contain more detailed information about the transaction and the board and special committee process. If no superior proposal is brought to the special committee, the transaction is expected to close in the first half of fiscal 2011, subject to shareholder approval and other (closing) conditions.

With that, I thank you for your time and interest in J.Crew. I would just note that this recorded call is in lieu of the previously scheduled earnings call that was to take place today at 4:30 Eastern Time. Thank you.

Operator:	This concludes today’s conference call. Thank you and have...

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